PRESS RELEASE
FOR ADDITIONAL INFORMATION: Investor Relations David Lim +1 844-632-1060 IR@univar.com
Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions Appoints Christopher D. Pappas as Independent Lead Director of its Board of Directors

Pappas succeeds William S. Stavropoulos who will continue to serve on the Board.

DOWNERS GROVE, ILL., May 9, 2019 – Univar Inc. (NYSE: UNVR) ("Univar Solutions"), a global chemical and ingredient distributor and provider of value-added services, today announced the appointment of Christopher D. Pappas as Independent Lead Director for its Board of Directors. Pappas succeeds William S. Stavropoulos who will continue to serve on the Board. Pappas will also continue as Nominating and Corporate Governance Committee Chair.

“I want to thank Bill for his many contributions as an esteemed and knowledgeable lead director for our Board,” said Stephen D. Newlin, Univar Solutions Executive Chairman. “Our Board and I look forward to working with Chris as Univar Solutions’ Independent Lead Director.”

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements
This press release includes "forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
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